UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

WSB HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53003	26-1219088
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4201 Mitchellville Road, Suite 200
Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 352-3120

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8-Other Events

Item 5.07.                                        Submission of Matters to a Vote of Security Holders.

At the Special Meeting of Stockholders of WSB Holdings, Inc. (the “Company”) held on April 15, 2013, the stockholders voted on:  (i) approval of the Agreement and Plan of Merger dated September 10, 2012, as amended, by and between Old Line Bancshares, Inc. (“Old Line”) and the Company (the “Merger Agreement”) pursuant to which the Company will merge with and into Old Line, with Old Line as the surviving entity (Proposal 1); and (ii) approval by advisory (non-binding) vote of “golden parachute compensation” payable under existing agreements or arrangements (the “Payment Arrangements”) that certain officers of the Company will receive in connection with the foregoing merger (Proposal 2).   These matters were submitted to a vote through the solicitation of proxies.  The results of the votes are set forth below:

Proposal 1 - Approval of the Merger Agreement:

For	Against	Abstain	Broker Non-Votes
6,381,881	6,158	5,473	0

Proposal 2 - Approval of the Payment Arrangements:

For	Against	Abstain	Broker Non-Votes
6,033,482	324,567	35,463	0

At the Special Meeting, a quorum was present, in person or by proxy, and the Company received sufficient votes for the approval of Proposal 1 and Proposal 2.  Accordingly, the Company Board of Directors was not required to solicit votes to approve the adjournment of the meeting to a later date or dates to permit further solicitation of additional proxies for purposes of approving Proposal 1 or Proposal 2, as described in Proposal 3 of the Company’s definitive proxy statement relating to the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2013	WSB HOLDINGS, INC.

/s/ Carol A. Ramey
Carol A. Ramey
Senior Vice President and Chief Financial Officer